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Jzaneen Lalani General Counsel (201) 802-7249	Laura Perry LMP Investor Relations Inc. (646) 719-1055

Memory Pharmaceuticals Receives Anticipated NASDAQ Staff Determination Letter
-Company to Request a Hearing-

MONTVALE, N.J., June 9, 2008 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that on June 6, 2008 it received a letter from the NASDAQ Listing Qualifications Department notifying the Company that, because it has not regained compliance with the $1.00 bid price requirement set forth in Marketplace Rule 4450(a)(5), its securities are subject to delisting from The NASDAQ Global Market, unless the Company requests a hearing. The Company intends to request a hearing before the NASDAQ Listing Qualifications Panel, which will automatically stay the delisting of the Company’s securities until the Panel issues a decision following the hearing.

At the hearing, the Company expects to present its plan to achieve and sustain compliance with all requirements for continued listing, including the minimum stockholders’ equity requirement. As set forth in the Company’s proxy statement dated May 19, 2008 relating to its 2008 Annual Meeting of Stockholders, the Company is requesting stockholder approval to effect a reverse stock split to remedy the bid price deficiency. As previously announced, the Company has also been notified by NASDAQ that it is currently below the $10.0 million stockholders’ equity requirement for continued listing on The NASDAQ Global Market.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Global Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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